Exhibit 99.1

OPNET Announces Results for First Quarter of Fiscal 2006

Conference call/Webcast scheduled at 5:00 pm EDT, August 1, 2005

BETHESDA, MD – AUGUST 1, 2005 — OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced financial results for the first quarter of fiscal 2006. Revenue for the quarter ended June 30, 2005 was $16.5 million compared to $16.8 million for the same quarter in the prior year. Earnings per share for the first quarter of fiscal 2006 was negative $0.02 compared to a positive $0.10 in the same quarter of the prior year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “While we are disappointed that our revenue of $16.5 million fell just short of our guidance of $16.6 million to $17.5 million, we are very positive about the future given the level of business activity and the investments we are making. In Q1, our operating margin improved by approximately $400 thousand or 2.1% from the quarter ending March 31, 2005. We maintained stable revenue visibility with our deferred revenue of $15.6 million as of June 30, 2005. Our improved operating margin during Q1 was primarily due to reduced costs associated with Sarbanes-Oxley compliance efforts, which were partially offset by increased legal expenses.” Mr. Cohen continued, “During Q1 we continued to invest in personnel to support our worldwide distribution agreement with Cisco Systems, along with other business opportunities. We believe that our alliance with Cisco represents a significant worldwide opportunity to reach new customers and grow our business, and we believe that the strategic investments we have made in personnel over the last several quarters will enable us to support this new engine of growth.”

Second Quarter Fiscal Year 2006 Financial Outlook

OPNET expects fiscal second quarter revenue to be between $16.0 and $17.2 million and earnings per share to be between negative $0.05 and negative $0.01. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will hold an investor conference call on Monday, August 1, 2005 at 5:00 pm Eastern Time to review financial results for the first quarter of fiscal 2006.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or

•	Use the webcast at www.opnet.com, or at www.vcall.com (click on OPNT under “Today’s VCalls”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•	Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 286, conference ID # 160721. The replay will be available from 7:00 pm Eastern Time August 1st through 11:59 pm Eastern Time August 7th.

•	The webcast will be available at www.opnet.com or at www.vcall.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission. In particular, OPNET’s estimates of its quarterly financial results discussed in this press release are based on preliminary estimates, and OPNET has not yet completed a full detailed analysis of its financial results for the quarter. Final results could differ from these estimates.

Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel F. Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,
	2005	2004
Revenues:
New software licenses	$6,626	$8,046
Software license updates and technical support	5,773	4,656
Professional services	4,078	4,085

Total revenues	16,477	16,787

Cost of revenues:
New software licenses	180	194
Software license updates and technical support	620	551
Professional services	3,274	2,506
Amortization of acquired technology	191	134

Total cost of revenues	4,265	3,385

Gross profit	12,212	13,402

Operating expenses:
Research and development	4,511	3,395
Sales and marketing	5,918	5,450
General and administrative	2,950	1,703

Total operating expenses	13,379	10,548

(Loss) income from operations	(1,167)	2,854
Interest and other income, net	513	196

(Loss) income before provision for income taxes	(654)	3,050
(Benefit) provision for income taxes	(200)	1,010

Net (loss) income	$(454)	$2,040

Basic net (loss) income per common share	$(0.02)	$0.10

Diluted net (loss) income per common share	$(0.02)	$0.10

Basic weighted average common shares outstanding	20,315	20,083

Diluted weighted average common shares outstanding	20,315	20,986

See accompanying notes to condensed consolidated financial statements.

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	June 30, 2005	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$51,987	$38,171
Marketable securities	30,572	44,014
Accounts receivable, net	10,043	13,480
Unbilled accounts receivable	2,631	2,341
Deferred income taxes, prepaid expenses and other current assets	3,775	3,729

Total current assets	99,008	101,735

Property and equipment, net	6,241	6,227
Intangible assets, net	1,087	1,279
Goodwill	14,639	14,639
Deferred income taxes and other assets	1,231	1,306

Total assets	$122,206	$125,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$342	$828
Accrued liabilities	5,621	6,874
Deferred and accrued income taxes	130	380
Deferred revenue	14,758	14,824

Total current liabilities	20,851	22,906

Notes payable	150	150
Deferred rent	1,125	1,107
Deferred revenue	853	1,058

Total liabilities	22,979	25,221

Commitments and contingencies (Note 8)

Stockholders’ equity:
Common stock	26	26
Additional paid-in capital	79,700	79,421
Deferred compensation	(5)	(15)
Retained earnings	24,259	24,713
Accumulated other comprehensive (loss) income	(292)	(80)
Treasury stock, at cost	(4,461)	(4,100)

Total stockholders’ equity	99,227	99,965

Total liabilities and stockholders’ equity	$122,206	$125,186

See accompanying notes to condensed consolidated financial statements.

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